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Lyondell Revises Proposed Refinancing Plan

HOUSTON, April 12 -- Lyondell Chemical Company has revised its previously announced proposed refinancing plan to more fully address the Company's near-term debt repayment requirements.

Under the revised proposal, Lyondell intends to raise $2.25 billion or more in debt and to sell approximately 35 million shares of common stock, all during the current quarter. All net proceeds will be applied to pay in full $1.25 billion of bank debt due June 30, 1999 and to significantly reduce the $2 billion of bank debt due June 30, 2000.

Implementation of the revised proposal is conditioned on majority approval by the lenders under Lyondell's credit facility.

The common stock will be sold in an underwritten public offering. The debt portion of the plan will include new senior secured notes and senior subordinated notes that will be offered only to qualified institutional buyers. Such notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration. In addition, the Company may arrange a new tranche under its existing bank credit facility.

Lyondell Chemical Company, with headquarters in Houston, Texas, is the world's largest producer of propylene oxide (PO); the world's number two supplier of polyols and TDI (toluene diisocyanate); a leading producer of propylene glycol; a leading producer of other PO derivatives such as BDO (butanediol) and PGE (propylene glycol ether); and a producer of styrene monomer and MTBE as co-products of PO production.

Through its 41% interest in Equistar Chemicals, LP, Lyondell is also the largest producer of ethylene, propylene and polyethylene in North America and a leading producer of high value-added specialty polymers, color concentrates and polymeric powder.

Through its 58.75% interest in LYONDELL-CITGO Refining LP., Lyondell is one of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

Lyondell is the third largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company, L.P.